Exhibit 99.1

Riot Blockchain Announces 8 MW Pilot Project to Evaluate Latest Generation Immersion Module Technology and Innovative Energy Strategies in Texas

CASTLE ROCK, Colo., December 14, 2020 –  Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot" or the "Company"), one of the few Nasdaq-listed bitcoin mining companies in the United States, announces an 8 megawatt (MW) pilot project to assess the potential for higher productivity and lower cost mining opportunities in Texas. Riot has teamed up with two leading-edge technology companies, Enigma Digital Assets AG (“Enigma”) and Lancium, LLC (“Lancium”) to launch the pilot project. The pilot project has the unique dual focus of evaluating Enigma’s next-generation immersion technology to increase mining productivity, in addition to evaluating Lancium’s Smart Response™ software to reduce energy costs.

Enigma’s 3MW BTC Mining Container

“Bitcoin mining is about scale, low-cost infrastructure and ultra low-cost electricity,” stated Michael McNamara, CEO of Lancium.  “Enigma’s innovative solutions appear to offer a very meaningful improvement on installed cost and productivity. Lancium’s power-ramping and trading expertise perfectly complements this by delivering an innovative solution to provide the pilot project with low-cost, optimized electricity.”

“Our new mining modules are amoung the world’s most powerful, efficient and heat-resilient solutions for mining Bitcoin,” said Jakov Dolic, Co-Founder of Enigma. “Large economies of scale allows rapid ROI, and resilience to heat enhances operating performace in hotter climates, especially where powered with low-cost electricity. We are extremely excited to launch this relationship with Riot and Lancium.”

“We are pleased to announce the pilot project and look forward to advancing the Company’s relationships with Lancium and Enigma,” said Jeff McGonegal, CEO of Riot. “Enigma’s immersion modules provide significant potential benefits and Lancium’s Smart Response™ software helps miners reduce their cost of power by being opportunistic in the local energy market. When combined, both technologies have the potential to reduce Riot’s bitcoin production costs, increase hashrates and significantly extend the life of the Company’s bitcoin mining ASICs.”

During the pilot project, Lancium will provide 8 MW of power for the pilot project. The initial 3 MW will be dedicated to a current-generation Enigma immersion module, for use with S19-Pro ASIC miners. A further 5 MW will be made available for Enigma’s next-generation immersion module solution, which is currently in final development and expected to be available in early 2021 for the pilot project. This next-generation immersion module solution involves proprietary ASIC chips and an entirely new cooling solution. Both modules are the first of their kind from Enigma. Riot will control the pilot project with Enigma providing the immersion containers and Lancium licensing its Smart Response™ software.

The pilot project represents the first Controllable Load Resource in the Houston Load zone, with the energization of the facility planned for Q1 2021. If successful, Riot may seek to expand upon the pilot project at larger-scale sites.

XMS Capital Partners, LLC acted as a financial advisor to Riot Blockchain in connection with the transaction.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) specializes in cryptocurrency mining with a focus on bitcoin. Riot also holds non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company's primary mining facility is located in Massena, New York under a colocation agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

About Enigma

Enigma is a technology company creating unique hardware and software solutions for large scale, industrial Bitcoin mining. At 3MW per 40 feet container, Enigma’s mining modules have amoung the world's highest power and hashrate density. Next generation Enigma modules are designed to potentially set new performance records in early 2021 with a power density of 6MW per 40 feet container. Enigma is based in Switzerland and produces hardware at its factory in Nuremberg, Germany, under multiple patents pending and in process.

About Lancium

Lancium is a technology company creating software and intellectual property solutions that enable more renewable energy on the nation’s power grid. Lancium’s products include Lancium Smart Response™ for rapid server power management, and Lancium Compute™, a platform for high throughput computing applications. Lancium’s solutions help ensure that renewable energy can power our future. Lancium has several issued patents and numerous applications pending www.lancium.com.

LANCIUM, LANCIUM SMART RESPONSE, and LANCIUM COMPUTE are trademarks of Lancium, LLC.

About XMS Capital Partners

XMS Capital Partners, established in 2006, is a global, independent financial services firm providing investment banking, asset management and merchant banking services to clients. It has offices in Chicago, London and Boston. XMS provides Involvement Banking™, which goes beyond transaction-oriented investment banking and focuses on delivering objective, value-added advice and custom tailored solutions to help clients achieve their strategic goals. It consistently creates value for its clients by giving them access to comprehensive, independent M&A, strategic advisory, financial restructuring, capital structure advisory and private capital advisory expertise. XMS Capital Partners, LLC is a FINRA member and SIPC member. For more information, please visit www.xmscapital.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.